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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                 Amendment No. 3

                          Navigant International, Inc.
                          -----------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    63935R108
                                    ----------
                                 (CUSIP Number)

                                January 12, 2006
                                ----------------
             (Date of Event which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[__] Rule 13d-1(b)

[X] Rule 13d-1(c)

[__] Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1     Name of Reporting Person I.R.S. Identification No. of Above Person
      (Entities Only)

      Boron Securities N.V.

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2     Check the Appropriate Box If a Member of a Group                a.    [  ]

                                                                      b.    [  ]

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3     SEC Use Only
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4     Citizenship or Place of Organization

      The Netherlands

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              5      Sole Voting Power

  Number of          1,897,897
   Shares            -----------------------------------------------------------
Beneficially  6      Shared Voting Power
  Owned By
    Each             0
  Reporting          -----------------------------------------------------------
   Person     7      Sole Dispositive Power
    With
                     1,897,897

                     -----------------------------------------------------------
              8      Shared Dispositive Power

                     0
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9        Aggregate Amount Beneficially Owned by Each Reporting Person

         1,897,897 shares

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10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

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11       Percent of Class Represented by Amount in Row (9)

         12.2% (based on 15,515,000 shares outstanding (excluding treasury shares) as of November 1, 2005 according to the issuer's 10-Q filed on November 9, 2005)

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12       Type of Reporting Person

         OO
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Item 1(a)   Name of Issuer:

            Navigant International, Inc.

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Item 1(b)   Address of Issuer's Principal Executive Offices:

            84 Inverness Circle East
            Englewood, Colorado 80112-5314

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Item 2(a)   Name of Person Filing:

            Boron Securities N.V.

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Item 2(b)   Address of Principal Business Office or, if none, Residence:

            Plaza Roi Katochi
            Kaya Flamboyan 3
            P.O. Box 3040
            Willemstad, Curacao
            The Netherlands Antilles

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Item 2(c)   Citizenship:

            Boron Securities N.V. is a limited liability company organized under the laws of The Netherlands.

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Item 2(d)   Title of Class of Securities:

            Common Stock, par value $0.001 per share
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Item 2(e)   CUSIP Number:

            63935R108
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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a)   [_] Broker or dealer registered under Section 15 of the
                      Exchange Act;

            (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)   [_] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;

            (d)   [_] Investment company registered under Section 8 of the
                      Investment Company Act;

            (e)   [_] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

            (f)   [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)   [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)   [_] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

            (i)   [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4      Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a)  Amount beneficially owned:          1,897,897
            (b) Percent of class:       12.2%
            (c) Number of shares as to which such person has:
            (i)  Sole power to vote or to direct the vote       1,897,897
            (ii) Shared power to vote or to direct the vote       0
            (iii) Sole power to dispose or to direct the disposition of
                 1,897,897
            (iv) Shared power to dispose or to direct the disposition of       0

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Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

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Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.
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Item 7.     Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on by the Parent Holding Company.

            Not applicable.

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Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

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Item 9.     Notice of Dissolution of Group.

            Not applicable.

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Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      February 13, 2006

                                      BORON SECURITIES N.V.

                                      By:  /s/ Frederick D. Clemente
                                           -------------------------------------
                                           Name:  Frederick D. Clemente
                                           Title: Attorney-in-Fact on behalf of
                                                  Boron Securities N.V